EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-146197 on Form S-3 of our reports dated March 13, 2009, relating to the consolidated financial statements of Buckeye GP Holdings L.P. and subsidiaries, formerly MainLine L.P. and subsidiaries, (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of the provisions of Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R),” as of December 31, 2006), and the effectiveness of Buckeye GP Holdings L.P. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Buckeye GP Holdings L.P. for the year ended December 31, 2008.

DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania
March 16, 2009